Exhibit 10.3

AGREEMENT TO TERMINATE CHANGE IN CONTROL AGREEMENT

This Termination Agreement (this “Agreement”), is hereby entered into between Southern National Bancorp of Virginia, INC., a Virginia corporation (“SONA”), Sonabank, a national bank and wholly-owned subsidiary of SONA (“Sonabank”) and THOMAS BAKER (“Executive”).

WHEREAS, SONA, Sonabank and Executive are parties to that certain Change in Control Agreement dated August 1, 2006 (the “CIC Agreement”);

WHEREAS, pursuant to Section 5.12(e) of the Agreement and Plan of Merger by and between SONA and Eastern Virginia Bankshares, Inc. dated as of December 13, 2016, as amended (the “Merger Agreement”), SONA shall irrevocably terminate and liquidate the CIC Agreement, subject to the effectiveness of a general release of claims as of the Effective Date (as defined in the Merger Agreement) in favor of SONA and its related entities, in exchange for payment to Executive of an amount representing the cash severance that would have been due him pursuant to the CIC Agreement, determined as if Executive had been terminated in a Qualifying Termination (as defined in the CIC Agreement), and contingent on the closing of the transactions contemplated by the Merger Agreement;

WHEREAS, the Board of Directors of SONA has previously approved the termination and liquidation of the CIC Agreement; and

WHEREAS, SONA hereby desires to terminate and liquidate the CIC Agreement as provided by the Merger Agreement.

NOW THEREFORE, it is agreed as follows:

1.           Termination of CIC Agreement.

(a)          Effective as of the Effective Time, the CIC Agreement shall hereby be terminated and shall be of no further force and effect; provided, however, that such termination shall be contingent on the closing of the Merger.

(b)          Within ten (10) business days following the Effective Time, Sonabank shall pay to Executive Three Hundred Thirty Five Thousand and Forty Dollars and Zero Cents ($335,040.00), less required tax withholdings and any other amounts required to be withheld, which amount represents the cash severance that would have been due him pursuant to the CIC Agreement, determined as if Executive had been terminated in a Qualifying Termination. Executive acknowledges that the payment set forth in this Paragraph is in addition to anything to which he was already entitled.

2.           Executive’s Acknowledgement, General Release of Claims, and Covenant Not To Sue.

(a)          Acknowledgement regarding CIC Agreement. Executive expressly acknowledges that, upon the payment of the amount specified in paragraph 1(b) hereof, and except as may be set otherwise forth in this Agreement, any right or claim arising under the CIC Agreement shall be extinguished and cancelled, and he shall not be eligible to receive from SONA or Sonabank any further amount, benefit or payment in consideration of the termination of the CIC Agreement.

(b)          General Release of Claims. In consideration of the payments made to him by Sonabank and the promises contained in this Agreement, Executive, on behalf of himself and his agents and successors in interest, hereby UNCONDITIONALLY RELEASES AND DISCHARGES SONA and Sonabank, and their respective successors, subsidiaries, parent companies, assigns, joint ventures, and affiliated companies and their respective agents, legal representatives, shareholders, attorneys, employees, members, managers, officers and directors, (collectively, the “Releasees”) from ALL CLAIMS, LIABILITIES, DEMANDS AND CAUSES OF ACTION which he may by law release, whether known or unknown, fixed or contingent, that he may have or claim to have against any Releasee for any reason as of the date of execution of this Agreement. This Release and Covenant Not To Sue includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination; claims arising under severance plans and contracts; and claims growing out of any legal restrictions on the Employer’s rights to terminate its employees or to take any other employment action, whether statutory, contractual or arising under common law or case law. Executive specifically acknowledges and agrees that he is releasing any and all rights under federal, state and local employment laws including without limitation the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans With Disabilities Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the anti-retaliation provisions of the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Occupational Safety and Health Act, the Worker Adjustment and Retraining Notification Act, the Employee Polygraph Protection Act, the Fair Credit Reporting Act, and any and all other local, state, and federal law claims arising under statute or common law. It is agreed that this is a general release and it is to be broadly construed as a release of all claims, except those that cannot be released by law.

(c)          Covenant Not to Sue. Except as expressly set forth in Paragraph 2(f) below, Executive further hereby AGREES NOT TO FILE A LAWSUIT or other legal claim or charge to assert against any of the Releasees any claim released by this Agreement.

(d)          Acknowledgement Regarding Payments and Benefits. Executive acknowledges and agrees that he has received all wages and benefits to which he is entitled as a result of his employment with Sonabank through the date of execution of this Agreement. Other than the payments set forth in this Agreement, the parties agree that the Sonabank owes no additional amounts to Executive for wages, back pay, severance pay, bonuses, damages, accrued vacation, benefits, insurance, sick leave, other leave, or any other reason as a result of his employment with Sonabank through the date of execution of this Agreement.

(e)          Other Representations and Acknowledgements. This Agreement is intended to and does settle and resolve all claims of any nature that Executive might have against Sonabank, SONA, and the Releasees arising out of their employment relationship or relating to any other matter through the date of execution of this Agreement, except those that cannot be released by law. By signing this Agreement, Executive acknowledges that he is doing so knowingly and voluntarily, that he understands that he may be releasing claims he may not know about, and that he is waiving all rights he may have had under any law that is intended to protect him from waiving unknown claims. This Agreement shall not in any way be construed as an admission by Sonabank, SONA, or any of the Releasees of wrongdoing or liability or that Executive has any rights against Sonabank, SONA, or any of the Releasees. Executive represents and agrees that he has not transferred or assigned, to any person or entity, any claim that he is releasing in this Agreement.

(f)           Protected Rights.  Executive understands that nothing contained in this Agreement limits his ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local governmental agency or commission (“Government Agencies”).  Executive further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by Executive, on his behalf, or by any other individual.  However, based on Executive’s release of claims set forth in this Agreement, Executive understands that he is releasing all claims that he may have, as well as, to the extent permitted by applicable law, his right to recover monetary damages or obtain other relief that is personal to Executive in connection with any claim he is releasing under this Agreement.

(g)          Additional Acknowledgments. Sonabank and SONA hereby advise Executive to consult with an attorney prior to executing this Agreement, and Executive acknowledges and agrees that Sonabank and SONA have advised, and hereby do advise, him of his opportunity to consult an attorney or other advisor and have not in any way discouraged him from doing so. Executive expressly acknowledges and agrees that he has been offered at least twenty-one (21) days to consider this Agreement before signing it, that he has read this Agreement carefully, that he has had sufficient time and opportunity to consult with an attorney or other advisor of his choosing concerning the execution of this Agreement. Executive acknowledges and agrees that he fully understands that the Agreement is final and binding, that it contains a full release of all claims and potential claims, and that the only promises or representations he has relied upon in signing this Agreement are those specifically contained in the Agreement itself. Executive acknowledges and agrees that he is signing this Agreement voluntarily, with the full intent of releasing Sonabank, SONA, and the Releasees from all claims covered by this Agreement.

(h)          Revocation. The parties agree Executive may revoke the Agreement at will within seven (7) days after he executes the Agreement by giving written notice of revocation to Sonabank. Such notice must be delivered to Joe A. Shearin, and must actually be received by him at or before the above-referenced seven-day deadline. The Agreement may not be revoked after the expiration of the seven-day deadline. In the event that Executive revokes the Agreement within the revocation period described in this Paragraph, this Agreement shall not be effective or enforceable, and all rights and obligations hereunder shall be void and of no effect.

2.           Miscellaneous.

(a)          This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Virginia, without giving effect to its conflicts of law principles.

(b)          The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(c)          Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(d)          The parties understand and agree that because each of them has been given the opportunity to have counsel review and revise this Agreement, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against any of the parties.

(e)          This Agreement may be executed in two or more counterparts, and it shall not be necessary that the signatures of the parties hereto be contained on any one counterpart hereof. Each counterpart shall be deemed an original but all counterparts together shall constitute one and the same instrument. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other electronic transmission of any signature shall be deemed an original and shall bind such party.

(f)           This Agreement shall be effective as of the Effective Time. In the event the transactions contemplated under the Merger Agreement shall not be consummated as provided therein, this Agreement shall be void and of no effect.

In witness whereof, the parties have executed this Agreement on the dates indicated.

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

By:	/s/ Joe A. Shearin
Joe A. Shearin
Its:	President and Chief Executive Officer

Date:	June 23, 2017

SONABANK

By:	/s/ Joe A. Shearin
Joe A. Shearin
Its:	President and Chief Executive Officer

Date:	June 23, 2017

EXECUTIVE

/s/ Thomas Baker
Thomas Baker

Date:	June 23, 2017

[Baker Change in Control Termination Agreement]